Exhibit 1.1
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the use in this Annual Report on Form 40-F of Domtar Inc. for the year ended December 31, 2006, of our auditors’ report dated February 22, 2007 on the consolidated balance sheets of Domtar Inc. as at December 31, 2006 and 2005 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting.
We also consent to the incorporation by reference in the Registration Statement on Form F-10 (No. 333-124781) of Domtar Inc., relating to the offering of debt securities of Domtar Inc., and the Registration Statement on Form S-8 (No. 333-85600) of Domtar Inc., relating to common shares to be offered to employees under employee benefit plans, of our auditors’ report dated February 22, 2007 relating to the above-mentioned financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting.
/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Montréal, Quebec
March 20, 2007
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l. and the other member firms of PricewaterhouseCoopers
International Limited, each of which is a separate and independent legal entity.